Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Oxford Industries, Inc. Amended and Restated Long-Term Stock Incentive Plan of our reports dated March 31, 2025, with respect to the consolidated financial statements and schedule of Oxford Industries, Inc. and the effectiveness of internal control over financial reporting of Oxford Industries, Inc. included in its Annual Report (Form 10-K) for the year ended February 1, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Atlanta, Georgia
June 12, 2025